Exhibit 99.1
News Release:
TIGroup Names Thomas Rice to Head Southern Plains Subsidiary in Oklahoma
BEVERLY HILLS, Calif. — November 14, 2008 Tri-Isthmus Group, Inc. (TIGroup) (Pink Sheets: TISG), a provider of financial solutions to the healthcare industry, announced today the appointment of Thomas Rice, an experienced health care executive, to head its Oklahoma-based subsidiary, Rural Hospital Acquisition (RHA), which will be renamed to Southern Plains Medical Group Inc.
Prior to joining RHA, Rice has been serving as vice president of Healthcare Partners Investments (HPI), a partnership based in Oklahoma City, which manages three hospitals, two ambulatory surgery centers, three sleep study centers, three outpatient physical therapy clinics and two imaging centers. Healthcare Partners has consolidated revenue in excess of $100 million and is one of the leading for-profit healthcare service businesses in Oklahoma City in partnership with over 50 surgeons.
Rice co-founded Innovative Partners, the predecessor to HPI, whose mission was to assist large not-for-profit hospitals and healthcare systems with their strategic growth and financial viability. Subsequently, Healthcare Partners Investments was formed with the merger of numerous healthcare assets and a unique ownership model that includes physician members, a large faith-based tertiary medical center and executive management.
Rice previously served as president of Integris Baptist Medical Center and Integris Southwest Medical Center, two large medical centers operating in Oklahoma City. During his five-year tenure at Integris, revenue grew 32% to over $450 million in a difficult reimbursement environment. He took the company’s bottom line from a loss to net income of approximately $40 million.
Prior to that assignment, Rice was president and CEO of Southwest Medical Center in Oklahoma City, which he led into a successful merger with Integris Health.
Previously, Rice was senior vice president of St. David’s Healthcare System in Austin, TX and administrator of various medical facilities in Houston, TX. Fort Wayne, IND and Greenville, SC. Rice is a graduate of Lamar University and has a Master’s Degree in Health Administration from Duke University. Rice is board certified as a healthcare management executive and carries the title American College of Healthcare Executives Fellow (FACHE).
TIGroup Chairman and CEO David Hirschhorn said, “We are delighted to have a medical professional with Tom’s extensive knowledge and background to head our Southern Plains unit. His experience in integrating and profitably managing multiple operations and leading multiple healthcare facilities along with his extensive understanding of healthcare administration will be particularly valuable for RHA or Southern Plains. Unsurprisingly, Tom is highly regarded in the Oklahoma medical community. He has been very active in the community and serves on the Greater Oklahoma City Hospital Council and the Oklahoma Hospital Association. We welcome him to our company and I look forward to working closely with him.”
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Rice said, “This is an outstanding opportunity to build a substantial new healthcare business using a model that is particularly promising for non-urban medical facilities. David and his colleagues have been extremely creative in their strategic approach to healthcare, which I believe will be enormously valuable to the people in the Southern Plains market area. The establishment of the new Medicare Advantage ESSENCE program is particularly exciting because it will definitely increase the level of affordable healthcare available to seniors.”
Southern Plains is distinguished as one of the nation’s longest-established medical groups, having provided continuous service to rural Oklahoma communities since 1915. Comprised of five facilities in Oklahoma, Southern Plains offers a wide range of services including cardiology, pediatrics, oncology, orthopedics, radiology and urgent care. Southern Plains is one of the most respected healthcare providers in the region due to its level of community involvement, superior service and long-standing commitment to high-quality care. TIGroup acquired Southern Plains in May 2008.
For questions regarding RHA or Southern Plains Medical Group LLC, please contact: TIGroup Chairman-CEO David Hirschhorn at (310) 860-2501 or email dhirschhorn@tig3.com
About Tri-Isthmus Group, Inc.
Tri-Isthmus Group, Inc. (TIGroup) acquires and provides financial, operational and technological services to healthcare facilities primarily located in rural markets. The company promotes quality medical care by offering improved access and breadth of services. TIGroup unlocks the value of its investments by developing strong, long-term and mutually beneficial relationships with their physicians and the communities they serve. The company operates numerous medical facilities and employs over 350 people in Oklahoma and California. The company is building a portfolio of interests in ambulatory surgical centers, rural hospitals, surgical hospitals and other centers operating in partnership with physicians. TIGroup’s wholly owned subsidiary TIG Financial Solutions LLC provides insurance services for physicians and patients. For more information, visit http://www.tig3.com.
A profile for investors can be accessed at http://www.hawkassociates.com/profile/tisg.cfm. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at 305-451-1888, e-mail: tigroup@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com. To receive free e-mail notification of future releases for TIGroup, sign up at http://www.hawkassociates.com/about/alert/.
Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the” Exchange Act”), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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